Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (Nos. 333-212509, 333-196231, 333-176309, 333-159473, and 333-150278) on Form S-8 of Hooper Holmes, Inc. of our report dated March 16, 2017, relating to the financial statements of Provant Health Solutions, LLC, appearing in this Current Report on Form 8-K of Hooper Holmes, Inc. Our report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ RSM US LLP

Boston, Massachusetts
May 12, 2017